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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
(Amendment No. 4)
Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

SUPERVALU INC.

(Name of Subject Company (Issuer))

SYMPHONY INVESTORS LLC
(Offeror)

CERBERUS CAPITAL MANAGEMENT, L.P.
 (Managing Member of Offeror)

(Names of Filing Persons (identifying status as offeror, issuer or other person))

COMMON STOCK, $0.01 PAR VALUE

(Title of Class of Securities)

868536103

(CUSIP Number of Class of Securities)

Mark A. Neporent, Esq.
Chief Operating Officer, General Counsel and Senior Managing Director
Cerberus Capital Management, L.P.
875 Third Avenue
New York, NY 10022
(212) 891-2100

(Name, address, and telephone number of person authorized to receive notices and communications on behalf of filing persons)

Copies to:
Stuart D. Freedman, Esq.
Robert B. Loper, Esq.
John M. Pollack, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
(212) 756-2000

CALCULATION OF FILING FEE

Transaction Valuation	Amount of Filing Fee

$256,149,304(1)	$34,939(2)

(1)
Estimated for purposes of calculating the filing fee only. This amount is determined by multiplying 64,037,326 shares of SUPERVALU INC. common stock (the number of shares representing 30% of the outstanding shares of SUPERVALU INC. as of January 7, 2013, by $4.00 per share, which is the offer price.

(2)
The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for fiscal year 2013, issued August 31, 2012, equals $136.40 for each $1,000,000 of the value of the transaction.

☒
Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$34,939	Filing Party:	Symphony Investors LLC and Cerberus Capital Management, L.P.
Form of Registration No.:	Schedule TO/T	Date Filed:	January 25, 2013
☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

  ☒
  Third-party tender offer subject to Rule 14d-1.

  ☐
  Issuer tender offer subject to Rule 13e-4.

  ☐
  Going-private transaction subject to Rule 13e-3.

  ☐
  Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

  ☐
  Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

  ☐
  Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

        This Amendment No. 4 ("Amendment No. 4") amends and supplements the Tender Offer Statement on Schedule TO originally filed on January 25, 2013 (as amended to date, the "Schedule TO") by Symphony Investors LLC, a Delaware limited liability company ("Purchaser"), and Cerberus Capital Management, L.P., a Delaware limited partnership, relating to the offer by Purchaser to purchase up to 30% of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of SUPERVALU INC., a Delaware corporation (the "Company"), at a purchase price of $4.00 per Share, net to the seller in cash, without interest, subject to any required withholding tax, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 25, 2013 (the "Offer to Purchase") and in the related Letter of Transmittal, copies of which are attached to the Schedule TO as Exhibits (a)(1)(A) and (a)(1)(B), respectively.

        Except as otherwise set forth below, the information set forth in the Offer to Purchase remains unchanged and is incorporated herein by reference as relevant to the items in this Amendment No. 4. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Offer to Purchase.

ITEM 12.

        Item 12 of the Schedule TO is hereby amended and supplemented by adding a copy of the Press Release, dated March 19, 2013, issued by Purchaser, as exhibit (a)(5)(E) to the Schedule TO.

Item 12.    Exhibits.

        Regulation M-A Item 1016.

Exhibit		Exhibit Name
(a)(1)(A)	*	Offer to Purchase dated January 25, 2013.

(a)(1)(B)	*	Form of Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).

(a)(1)(C)	*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(D)	*	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(E)		Letter to Participants in the SUPERVALU STAR 401(k) Plan, dated January 30, 2013, incorporated by reference to Exhibit (e)(15) to the Schedule 14D-9/A filed by the Company on January 29, 2013.

(a)(1)(F)		Trustee Direction Form — SUPERVALU STAR 401(k) Plan, incorporated by reference to Exhibit (e)(16) to the Schedule 14D-9/A filed by the Company on January 25, 2013.

(a)(1)(G)		Amended Trustee Direction Form — SUPERVALU STAR 401(k) Plan, incorporated by reference to Exhibit (e)(19) to the Schedule 14D-9/A filed by the Company on February 26, 2013.

(a)(5)(A)		Joint Press Release, dated January 10, 2013, issued by Cerberus and the Company, incorporated herein by reference to Exhibit 99.1 to the Schedule TO-C filed by Purchaser on January 10, 2013.

(a)(5)(B)	*	Summary Newspaper Advertisement as published in The New York Times on January 25, 2013.

(a)(5)(C)	**	Press Release, dated February 25, 2013, issued by Purchaser.

(a)(5)(D)		Press Release issued by the Company, dated March 4, 2013, incorporated by reference to Exhibit (a)(5)(D) to the Schedule 14D-9/A filed by the Company on March 4, 2013.

(a)(5)(E)	***	Press Release, dated March 19, 2013, issued by Purchaser.

(b)		Not applicable.

(c)		Not applicable.

(d)(1)		Tender Offer Agreement dated as of January 10, 2013, by and among the Company, Purchaser and Cerberus, incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by the Company on January 14, 2013.

(d)(2)		Stock Purchase Agreement dated as of January 10, 2013, by and among the Company, AB Acquisition LLC and New Albertsons, Inc., incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on January 14, 2013.

(d)(3)		Equity Commitment Letter, dated as of January 10, 2013, by and among Purchaser and the equity investors named therein, incorporated by reference to Exhibit (e)(3) to the Schedule 14D-9 filed by the Company on January 25, 2013.

(d)(4)		Limited Guarantee of Cerberus Institutional Partners V, L.P. in favor of the Company, incorporated by reference to Exhibit (e)(4) to the Schedule 14D-9 filed by the Company on January 25, 2013.

Exhibit	Exhibit Name

(d)(5)	Form of Transition Services Agreement by and between the Company and Albertson's LLC, incorporated by reference to Exhibit (e)(5) to the Schedule 14D-9 filed by the Company on January 25, 2013.

(d)(6)	Form of Transition Services Agreement, by and between the Company and New Albertson's, Inc., incorporated by reference to Exhibit (e)(6) to the Schedule 14D-9 filed by the Company on January 25, 2013.

(d)(7)	Form of Trademark Cross-Licensing Agreement by and between the Company and New Albertson's, Inc., incorporated by reference to Exhibit (e)(7) to the Schedule 14D-9 filed by the Company on January 25, 2013.

(d)(8)	Form of Escrow Agreement, by and among the Company, American Stores Company, LLC, and JPMorgan Chase Bank, N.A., incorporated by reference to Exhibit (e)(12) to the Schedule 14D-9 filed by the Company on January 25, 2013.

(d)(9)	Form of Supplemental Indenture No. 4, by and between American Stores Company, LLC and Wells Fargo Bank, National Association, incorporated by reference to Exhibit (e)(13) to the Schedule 14D-9 filed by the Company on January 25, 2013.

(e)	Not applicable.

(f)	Not applicable.

(g)	Not applicable.

(h)	Not applicable.

*
Previously filed with the Tender Offer Statement on Schedule TO filed on January 25, 2013.

**
Previously filed with the Tender Offer Statement on Schedule TO filed on February 26, 2013.

***
Filed herewith.

 SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 19, 2013

SYMPHONY INVESTORS LLC
By:	CERBERUS CAPITAL MANAGEMENT, L.P., its Managing Member.
By:	CRAIG COURT GP, LLC, its General Partner
By:	/s/ MARK A. NEPORENT
	Name:	Mark A. Neporent
	Title:	Chief Operating Officer, General Counsel and Senior Managing Director
CERBERUS CAPITAL MANAGEMENT, L.P.
By:	CRAIG COURT GP, LLC, its General Partner
By:	/s/ MARK A. NEPORENT
	Name:	Mark A. Neporent
	Title:	Chief Operating Officer, General Counsel and Senior Managing Director

 Exhibit Index

Exhibit		Exhibit Name
(a)(1)(A)	*	Offer to Purchase dated January 25, 2013.

(a)(1)(B)	*	Form of Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).

(a)(1)(C)	*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(D)	*	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(E)		Letter to Participants in the SUPERVALU STAR 401(k) Plan, dated January 30, 2013, incorporated by reference to Exhibit (e)(15) to the Schedule 14D-9/A filed by the Company on January 29, 2013.

(a)(1)(F)		Trustee Direction Form — SUPERVALU STAR 401(k) Plan, incorporated by reference to Exhibit (e)(16) to the Schedule 14D-9/A filed by the Company on January 29, 2013.

(a)(1)(G)		Amended Trustee Direction Form — SUPERVALU STAR 401(k) Plan, incorporated by reference to Exhibit (e)(19) to the Schedule 14D-9/A filed by the Company on February 26, 2013.

(a)(5)(A)		Joint Press Release, dated January 10, 2013, issued by Cerberus and the Company, incorporated herein by reference to Exhibit 99.1 to the Schedule TO-C filed by Purchaser on January 10, 2013

(a)(5)(B)	*	Summary Newspaper Advertisement as published in The New York Times on January 25, 2013.

(a)(5)(C)	**	Press Release, dated February 25, 2013, issued by Purchaser.

(a)(5)(D)		Press Release issued by the Company, dated March 4, 2013, incorporated by reference to Exhibit (a)(5)(D) to the Schedule 14D-9/A filed by the Company on March 4, 2013.

(a)(5)(E)	***	Press Release, dated March 19, 2013, issued by Purchaser.

(b)		Not applicable.

(c)		Not applicable.

(d)(1)		Tender Offer Agreement dated as of January 10, 2013, by and among the Company, Purchaser and Cerberus, incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by the Company on January 14, 2013.

(d)(2)		Stock Purchase Agreement dated as of January 10, 2013, by and among the Company, AB Acquisition LLC and New Albertsons, Inc., incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on January 14, 2013.

(d)(3)		Equity Commitment Letter, dated as of January 10, 2013, by and among Purchaser and the equity investors named therein, incorporated by reference to Exhibit (e)(3) to the Schedule 14D-9 filed by the Company on January 25, 2013.

(d)(4)		Limited Guarantee of Cerberus Institutional Partners V, L.P. in favor of Company, incorporated by reference to Exhibit (e)(4) to the Schedule 14D-9 filed by the Company on January 25, 2013.

Exhibit	Exhibit Name
(d)(5)	Form of Transition Services Agreement by and between the Company and Albertson's LLC, incorporated by reference to Exhibit (e)(5) to the Schedule 14D-9 filed by the Company on January 25, 2013.

(d)(6)	Form of Transition Services Agreement, by and between the Company and New Albertson's, Inc , incorporated by reference to Exhibit (e)(6) to the Schedule 14D-9 filed by the Company on January 25, 2013.

(d)(7)	Form of Trademark Cross-Licensing Agreement by and between the Company and New Albertson's, Inc., incorporated by reference to Exhibit (e)(7) to the Schedule 14D-9 filed by the Company on January 25, 2013.

(d)(8)	Form of Escrow Agreement, by and among the Company, American Stores Company, LLC, and JPMorgan Chase Bank, N.A., incorporated by reference to Exhibit (e)(12) to the Schedule 14D-9 filed by the Company on January 25, 2013.

(d)(9)	Form of Supplemental Indenture No. 4, by and between American Stores Company, LLC and Wells Fargo Bank, National Association, incorporated by reference to Exhibit (e)(13) to the Schedule 14D-9 filed by the Company on January 25, 2013.

(e)	Not applicable.

(f)	Not applicable.

(g)	Not applicable.

(h)	Not applicable.

*
Previously filed with the Tender Offer Statement on Schedule TO filed on January 25, 2013.

**
Previously filed with the Tender Offer Statement on Schedule TO filed on February 26, 2013.

***
Filed herewith.

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  Item 12. Exhibits.
SIGNATURE
Exhibit Index